Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2022, relating to the consolidated financial statements of Quad/Graphics, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Quad/Graphics, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
August 2, 2023